Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Jernigan Capital, Inc. on Forms S-8 (File No. 333-203185 and File No. 333-217637) and Form S-3 (File No. 333-212049) of our report dated February 26, 2018, relating to the financial statements of LR-Bayshore 1, LLC as of and for the year ended December 31, 2017, appearing in this Annual Report on Form 10-K of Jernigan Capital, Inc. for the year ended December 31, 2018.

/s/ FRAZEE IVY DAVIS, PLC
Memphis, Tennessee
March 1, 2019